EXHIBIT 3.11


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 MOBILEPRO CORP.


                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware

     Mobilepro Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: The name of the Corporation is Mobilepro Corp.

     SECOND: The Certificate of Incorporation of the Corporation is hereby amended by striking the second paragraph of Article FOURTH in its entirety and by substituting the following new paragraph in lieu thereof as the second paragraph of Article FOURTH:

          "The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 605,035,425 shares, of which 600,000,000 shares shall be common stock, par value $.001 per share ("Common Stock"), 5,000,000 shares shall be preferred stock, par value $.001 per share ("Preferred Stock") and 35,425 shares shall be the Series A Convertible Preferred Stock, per value $.001 per share ("Series A Convertible Preferred Stock")."

     THIRD: The amendment of the Corporation's Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Arne Dunhem, President and Chief Executive Officer, as of March 12, 2003.

                                        MOBILEPRO CORP.

                                        By:  /s/ Arne Dunhem
                                             ---------------------------
                                             Arne Dunhem, President
                                             And Chief Executive Officer